UNITED STATES
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SCHEDULE 14A
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Alliance Semiconductor Corporation
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B. Riley & Co., Inc.
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News Release	[MACKENZIE PARTNERS, INC. LOGO]
CONTACTS
Jeanne Carr
MacKenzie Partners, Inc.
(212) 929-5500
FOR IMMEDIATE REFEASE
Institutional Shareholder Services Recommends “Do Not Vote” For Incumbent Board of Alliance Semiconductor
B. Riley & Co. Comments on ISS Recommendation — Riley Encourages Shareholders To Vote “FOR” A New Board Dedicated to Creating Value For Shareholders
Los Angeles, CA, October 14, 2005: B. Riley & Co., Inc. today issued the following statement regarding the Institutional Shareholder Services (ISS) recommendation to shareholders of Alliance Semiconductor Corporation ( NASDAQ: ALSC) in connection with ALSC’s annual meeting of stockholders scheduled for Thursday, October 20, 2005. ISS recommended that ALSC shareholders “Do Not Vote” the management white proxy Card and vote “FOR” Bryant Riley on the gold proxy card.
We are encouraged that ISS recommended that shareholders of ALSC do not vote for the incumbent slate of directors but admit to being confused about ISS’s recommendation to vote “FOR” only one of our nominees. We urge shareholders to vote “FOR” all of our nominees, especially considering some of the statements ISS made in its report. ISS stated:
“The dissidents have a valid argument that change is needed.”
“.....Shareholders could reasonably be concerned that ALSC is using up the remaining value of the company on an ill-advised spending spree that will not result in any creation of shareholder value.”
“[W]e must also highlight the fact that the board made changes only under the harsh glare of a proxy fight. We are not convinced that the board would not have continued along its prior path save the efforts of the dissidents, nor are we convinced that the board will not simply return to the status quo if the dissidents lose the contest.”
Having only one of our Nominees on the board is not in our view enough to solve the problem of the current board spending valuable shareholder assets on the semiconductor business. One of our nominees, C.N. Reddy, was not renominated by the ALSC board, presumably because he shared our views, and the same thing could happen to any single dissident director.

CAN YOU AFFORD TO BELIEVE THE COMPANY HAS TURNED THE CORNER?
We agree with ISS when it states:
“[W]e note that this board reacted only after the pressure was applied by the dissidents. Boards that are reactive in nature often cannot be counted on to continue to look out for shareholders’ best interests when the spotlight is turned off.”
The current Board and management team would have you believe that after spending hundreds millions of dollars of your money, they are about to experience breakout sales of new products and enjoy sustained growth. This is a Board and management team that has time after time failed to deliver on their optimistic views.
•	April 30, 2002-ALSC Q4 2001 Earnings Press Releases
Mr. Reddy commented, “Remaining hopeful about a potential recovery in the future, we have decided to end all salary reductions.”
The company lost $79.1 million in the next year.
•	April 29, 2003-ALSC Q4 2003 Conference Call Transcripts
“...I look for a stronger and profitable fiscal ’04 for the Company”
The Company lost $34.4 million from operations in fiscal ’04.
•	January 26, 2004-ALSC Q3 2004 Conference Call Transcripts
“I don’t see any reason why fiscal ’05 is not going to be a great year for the Company. We will be back on track, as well as the revenue expansion is concerned, I don’t see any reason why the Company should not be profitable, I think in fiscal ’05.”
The Company reports sequentially down revenues and a loss of $36.1 million in Fiscal year 2005.
We urge all shareholders to vote “FOR” the Riley nominees to replace the incumbent board with new directors dedicated to creating shareholder value by voting the GOLD proxy card before the special meeting of shareholders scheduled for October 20, 2005.
There are only a few days remaining until the annual meeting of shareholders scheduled for October 20, 2005. At this important meeting you are being asked to make a choice between the current board or a new board with a fresh outlook. We note that shareholders have seen an increase in the value of their shares since we started our campaign. We believe that the current board hired an investment bank to explore strategic alternatives at least in part as a direct result of our activism. Our job is not done yet. Remember, if the incumbent board were to be re-elected, the pressure on the directors would be lifted and they could very well revert to their previous ways. We are wary that the current board might not make the same decisions for maximizing value for shareholders that a new slate would make.